Sixth Amendment to the Co-Executive Chairman Compensation Plan

This Sixth Amendment (this “Amendment”) to the Co-Executive Chairman Compensation Plan between National Holdings Corporation, a Delaware corporation (the “Company”), and Robert B. Fagenson (the “Executive”), dated June 20, 2013, including the Annexes thereto, and as amended on June 6, 2014, October 31, 2014, October 1, 2015, December 29, 2015, and on March 21, 2016 (the “Agreement”), is entered into and effective on the 29th day of June, 2016.

WHEREAS, the parties desire to amend the Agreement to extend the Term of the Agreement. Terms not otherwise defined herein shall have the meaning set forth in the Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.     The Term of the Agreement shall end on September 30, 2016.

2.     The Term of the Agreement shall be extended for successive 30 day periods (“Additional Period”) after September 30, 2016, unless one of the parties to the Agreement, at least five days prior to the end of the then current Additional Period, advises the other party that he or it, as the case may be, no longer wishes to extend the Term of the Agreement.

3.     Except as specifically amended hereby, the Agreement shall remain in full force and effect.

This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date set forth below.

NATIONAL HOLDINGS CORPORATION /s/ Glenn C. Worman By: Glenn C. Worman Its: Chief Operating Officer Date: June 29, 2016 EXECUTIVE /s/ Robert Fagenson By: Robert B. Fagenson Date: June 29, 2016